Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2009 Second Quarter Results

Johannesburg, South Africa (February 5, 2009) – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NASDAQ: UEPS; JSE: NT1) today announced results for the three and six months ended December 31, 2008.

Results

Three months ended December 31, 2008 and 2007

	GAAP Q2 2009	GAAP Q2 2008	GAAP Variance %	Fundamental Q2 2009 (1)	Fundamental Q2 2008 (1)	Fundamental Variance %
Net income (USD’000)	27,762	20,318	37%	20,186	22,165	(9)%

Earnings per share, basic (US cents)	49	36	36%	36	39	(8)%

Revenue (USD’000)	61,388	68,500	(10)%	61,388	68,500	(10)%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, JSE Limited (“JSE”) listing costs, a bank facility fee, an impairment of goodwill and a foreign exchange gain related to a short-term investment are excluded in calculating fundamental net income and earnings per share.

     Since the Company’s reporting currency is the US dollar (“USD”) but its functional currency is the South African rand (“ZAR”), and due to the impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. The USD was significantly stronger against the ZAR during the three months ended December 31, 2008, as compared with the prior period. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included in Attachment A at the end of this press release.

	GAAP Q2 2009	GAAP Q2 2008	GAAP Variance %	Fundamental Q2 2009(1)	Fundamental Q2 2008(1)	Fundamental Variance %
Net income (ZAR’000)	272,875	137,686	98%	198,411	150,203	32%

Earnings per share, basic (ZAR cents)	483	241	100%	351	263	33%

Revenue (ZAR’000)	603,387	464,192	30%	603,387	464,192	30%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, JSE listing costs, a bank facility fee, an impairment of goodwill and a foreign exchange gain related to a short-term investment are excluded in calculating fundamental net income and earnings per share.

Six months ended December 31, 2008 and 2007

	GAAP YTD 2009	GAAP YTD 2008	GAAP Variance %	Fundamental YTD 2009 (1)	Fundamental YTD 2008 (1)	Fundamental Variance %
Net income (USD’000)	54,006	38,246	41%	42,834	41,826	2%

Earnings per share, basic (US cents)	95	67	42%	75	73	3%

Revenue (USD’000)	129,323	128,759	-%	129,323	128,759	-%

	GAAP YTD 2009	GAAP YTD 2008	GAAP Variance %	Fundamental YTD 2009(1)	Fundamental YTD 2008(1)	Fundamental Variance %
Net income (ZAR’000)	475,302	265,603	79%	380,870	290,459	31%

Earnings per share, basic (ZAR cents)	835.0	465.0	80%	669	509	31%

Revenue (ZAR’000)	1,138,159	894,180	27%	1,138,159	894,180	27%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the effects of the change in the Company’s fully distributed tax rate from 35.45% to 34.55%, JSE listing costs, a bank facility fee, an impairment of goodwill and a foreign exchange gain related to a short-term investment are excluded in calculating fundamental net income and earnings per share.

Use of Non-GAAP measures

     US securities laws require that when we publish any non-GAAP measures we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental earnings and headline earnings per share are non-GAAP measures.

Fundamental earnings

     Under US generally accepted accounting principles (“GAAP”), the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards and recognize a stock-based compensation charge over the requisite service period. The Company's GAAP net income and earnings per common share for the three and six months ended December 31, 2008 and 2007 include amortization of intangibles and stock-based compensation charges related to stock options and other stock-based awards, as well as JSE listing costs, a bank facility fee, an impairment of goodwill and a foreign exchange gain related to a short-term investment. Finally, the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in July 2008 is included in the Company’s net income and earnings per common share for the six months ended December 31, 2008. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per common share because management believes that these adjustments enhance its own evaluation, as well as an investor's understanding, of the Company's financial performance. Attachment B presents reconciliation between GAAP and fundamental net income and earnings per common share.

     Headline earnings per share (“HEPS”)

     The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted are calculated using net income which has been determined based on US GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including, but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income adjusted for the impairment of goodwill and profit on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Second Quarter Highlights

  Significant sales of licences and hardware by BGS to Sberbank;
  Listing of all of our common stock on the JSE;
  Full repayment of the $110 million short-term facility raised for the acquisition of 80.1% of BGS and the realization of a $20.6 million foreign exchange gain on an asset swap effected in anticipation of the facility repayment;
  Receipt of an order for an additional 800,000 smart cards to be issued to war victim beneficiaries and pension payment recipients in Iraq;
  Continued widespread implementation of the UEPS technology across multiple business segments in Ghana;
  Increased revenues and operating income in all provinces where we distribute social welfare grants;
  Merchant acquiring system transactions increased 4% to $269.4 million in the second quarter of fiscal 2009 from $258.9 million in the second quarter of fiscal 2008 and the number of transactions processed per terminal increased 31% from the second quarter of fiscal 2008;
  The total number of active UEPS smart card-based accounts increased 2% to 4,061,100 as of December 31, 2008, compared to December 31, 2007; and
  The number of transactions processed by EasyPay increased 15% from the second quarter of fiscal 2008.

Comments and Outlook

     “Our financial results once again speak for themselves in terms of our ability to continue to grow our business not only in South Africa but in a number of other countries in the world,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “Our acquisition of BGS has already proved to be a strategic asset in terms of our market penetration we strive to achieve. The current state of the global economy is, in my humble view, forcing people to go back to basics where our technology operates in the best possible way,” he concluded.

     “We maintain our outlook of 15% fundamental earnings per share growth on a constant currency basis for fiscal 2009,” said Herman Kotzé, Chief Financial Officer of Net1. “Our GAAP earnings per share growth should exceed 25% on a constant currency basis as a result of the change in tax rates and the foreign exchange gains on a short-term investment,” he concluded.

Conference call

     Net1 will host a conference call to review second quarter results on February 6, 2009, at 8:00 a.m. Eastern Standard Time. To participate in the call, dial 1-800-860-2442 (US only), 1-866-519-5086 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through February 27, 2009.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South Africa-based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

     In late August 2008, Net1 acquired 80.1% of BGS Smartcard System AG (“BGS”), an Austrian company, whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities. BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent States and the Middle East.

Forward-Looking Statements

     This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company's actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:      1-604-484-8750
Toll Free:        1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$61,388	$68,500	$129,323	$128,759

EXPENSE

COST OF GOODS SOLD, IT PROCESSING,
SERVICING AND SUPPORT	17,175	20,175	36,411	35,318

SELLING, GENERAL AND ADMINISTRATION	15,311	17,266	33,309	33,730

DEPRECIATION AND AMORTIZATION	4,261	2,833	7,684	5,579

IMPAIRMENT OF GOODWILL	1,836	-	1,836	-

OPERATING INCOME	22,805	28,226	50,083	54,132

FOREIGN EXCHANGE GAIN RELATED TO
SHORT-TERM INVESTMENT	20,581	-	26,657	-

INTEREST INCOME, net	2,303	4,116	5,465	7,098

INCOME BEFORE INCOME TAXES	45,689	32,342	82,205	61,230

INCOME TAX EXPENSE	16,999	11,788	26,901	22,660

NET INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST AND LOSS FROM
EQUITY-ACCOUNTED INVESTMENTS	28,690	20,554	55,304	38,570

MINORITY INTEREST	702	-	762	(196)

LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	226	236	536	520

NET INCOME	$27,762	$20,318	$54,006	$38,246

Net income per share
Basic earnings, in cents – common stock and linked
units	49.2	35.6	94.8	67.0
Diluted earnings, in cents – common stock and
linked units	49.1	35.2	94.4	66.4

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	December 31,	June 30,
	2008	2008
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$124,656	$272,475
Pre-funded social welfare grants receivable	50,848	35,434
Accounts receivable, net of allowances of – December: $157; June: $260	30,766	21,797
Finance loans receivable, net of allowances of – December: $1,020; June: $1,007	4,113	4,301
Deferred expenditure on smart cards	89	78
Inventory	6,263	6,052
Deferred income taxes	5,327	5,597
Total current assets	222,062	345,734
LONG-TERM RECEIVABLE	150	207
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – December: $23,238; June: $24,753	6,834	6,291
EQUITY-ACCOUNTED INVESTMENTS	2,603	2,685
GOODWILL	106,708	76,938
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
December: $20,101; June: $16,486	79,374	22,216
TOTAL ASSETS	417,731	454,071
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	101	-
Accounts payable	3,411	4,909
Other payables	46,660	57,432
Income taxes payable	15,090	14,162
Total current liabilities	65,262	76,503
DEFERRED INCOME TAXES	33,929	33,474
OTHER LONG-TERM LIABILITIES, including minority interest loans	3,994	3,766
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	103,185	113,743
MINORITY INTEREST	2,600	-
SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued shares - December: 55,673,186; June: 53,423,552	58	52
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized: 50,000,000 with $0.001 par value;
Issued and outstanding shares - December: 0; June: 4,882,429	-	5
B CLASS PREFERENCE SHARES
Authorized: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by Net1) - December: 0; June:
35,975,818	-	6
ADDITIONAL PAID-IN-CAPITAL	122,975	119,283
TREASURY SHARES, AT COST: December: 2,726,409; June: 306,269	(32,707)	(7,950)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(99,138)	(37,820)
RETAINED EARNINGS	320,758	266,752
TOTAL SHAREHOLDERS’ EQUITY	311,946	340,328
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$417,731	$454,071
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Cash flows from operating activities
Net income	$27,762	$20,318	$54,006	$38,246
Depreciation and amortization	4,261	2,833	7,684	5,579
Impairment of goodwill	1,836	-	1,836	-
Loss from equity-accounted investments	226	236	536	520
Fair value adjustment related to financial liabilities	650	(169)	614	(242)
Fair value of FAS 133 derivative adjustments	(3,122)	(17)	(3,058)	(10)
Unrealized foreign exchange reversal (gain) related to
short-term investment	5,061	-	(1,015)	-
Interest payable	(408)	124	231	241
Profit on disposal of property, plant and equipment	(1)	(76)	-	(86)
Minority interest	702	-	762	(196)
Stock-based compensation charge	1,346	911	2,551	1,752
Facility fee amortized	352	-	1,100	-
Decrease (Increase) in accounts receivable, pre-funded
social welfare grants receivable and finance loans
receivable	8,350	(23,786)	(37,791)	(18,248)
(Increase) Decrease in deferred expenditure on smart
cards	(4)	166	(27)	260
Decrease (Increase) in inventory	511	186	294	(1,579)
(Decrease) Increase in accounts payable and other
payables	(3,174)	(12,106)	(17,589)	313
Increase (Decrease) in taxes payable	775	(7,128)	4,184	(6,632)
Increase (Decrease) in deferred taxes	751	2,939	(1,419)	4,756
Net cash provided by (used in) operating activities	45,874	(15,569)	12,899	24,674

Cash flows from investing activities
Capital expenditures	(439)	(1,205)	(3,283)	(1,876)
Proceeds from disposal of property, plant and equipment	1	77	2	118
Acquisition of BGS, net of cash acquired	(458)	-	(95,786)	-
Acquisition of shares in equity-accounted investments	(50)	-	(600)	-
Net cash used in investing activities	(946)	(1,128)	(99,667)	(1,758)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue
expenses	-	-	155	150
Treasury stock acquired	(24,752)	-	(24,752)	-
Proceeds from short-term loan facility	-	-	110,000	-
Repayment of short-term loan facility	(110,000)	-	(110,000)	-
Payment of facility fee	-	-	(1,100)	-
Proceeds from bank overdrafts	94	1,453	95	1,462
Repayment of bank overdraft	-	(1,426)	-	(1,442)
Net (used in) cash provided by financing activities	(134,658)	27	(25,602)	170

Effect of exchange rate changes on cash	(31,538)	1,889	(35,449)	5,928

Net (decrease) increase in cash and cash equivalents	(121,268)	(14,781)	(147,819)	29,014

Cash and cash equivalents – beginning of period	245,924	215,522	272,475	171,727

Cash and cash equivalents – end of period	$124,656	$200,741	$124,656	$200,741

Net 1 UEPS Technologies, Inc.
Attachment A

Key metrics and statistics at and for the three months ended December 31, 2008 and 2007 and September 30, 2008:

Three months ended December 31, 2008 and 2007 and September 30, 2008

						Change – constant
				Change - actual		exchange rate(1)
				Q2 ‘09	Q2 ‘09	Q2 ‘09	Q2 ‘09
Key statement of operations data, in				vs	vs	vs	vs
’000, except EPS	Q2 ‘09	Q2 ‘08	Q1 ‘09	Q2 ‘08	Q1 ‘09	Q2 ‘08	Q1 ‘09
	USD	USD	USD
Revenue	$61,388	$68,500	$67,935	(10)%	(10)%	30%	14%
Operating income	22,805	28,226	27,278	(19)%	(16)%	17%	5%
Income tax expense	16,999	11,788	9,902	44%	72%	109%	116%
Net income	$27,762	$20,318	$26,244	37%	6%	98%	33%
Earnings per share,
Basic (cents)	49	36	46	36%	7%	97%	34%
Diluted (cents)	49	35	45	40%	9%	103%	37%
Fundamental earnings per share,
Basic (cents)	36	39	40	(8)%	(10)%	34%	13%
Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$32,820	$39,991	$40,344	(18)%	(19)%	19%	2%
Smart card accounts	6,711	9,637	8,570	(30)%	(22)%	1%	(1)%
Financial services	1,430	2,135	1,784	(33)%	(20)%	(3)%	1%
Hardware, software and related
technology sales	20,427	16,737	17,237	22%	19%	77%	49%
Total consolidated revenue	$61,388	$68,500	$67,935	(10)%	(10)%	30%	14%

Consolidated operating income (loss):
Transaction-based activities	$17,653	$21,381	$21,638	(17)%	(18)%	20%	3%
Smart card accounts	3,050	4,380	3,895	(30)%	(22)%	1%	(1)%
Financial services	(1,570)	458	327	(443)%	(580)%	(597)%	(705)%
Hardware, software and related
technology sales	5,493	2,265	4,134	143%	33%	252%	67%
Corporate/ Eliminations	(1,821)	(258)	(2,716)	606%	(33)%	924%	(16)%
Total operating income	$22,805	$28,226	$27,278	(19)%	(16)%	17%	5%

Operating income margin (%)
Transaction-based activities	54%	53%	54%
Smart card accounts	45%	45%	45%
Financial services	(110)%	21%	18%
Hardware, software and related
technology sales	27%	14%	24%
Overall operating margin	37%	41%	40%

	Dec 31,	Jun 30,
	2008	2008	Change
Key balance sheet data, in ’000
Cash and cash equivalents	$124,656	$272,475	(54)%
Total current assets	222,062	345,734	(36)%
Total assets	417,731	454,071	(8)%
Total current liabilities	65,262	76,503	(15)%
Total shareholders’ equity	$311,946	$340,328	(8)%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the second quarter of fiscal 2009 also prevailed during the second quarter of fiscal 2008 and the first quarter of fiscal 2009.

Three months ended December 31, 2008 and 2007 and September 30, 2008 (continued)

				Change
				Q2 ‘09	Q2 ‘09
				vs	vs
Additional information:	Q2 ‘09	Q2 ‘08	Q1 ‘09	Q2 ‘08	Q1 ‘09
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	5,277,936	5,063,374	5,230,041	4%	1%
Limpopo	2,967,229	2,948,717	2,958,456	1%	-%
North West	1,321,175	1,230,354	1,385,537	7%	(5)%
Northern Cape	504,563	498,877	497,726	1%	1%
Eastern Cape	2,078,602	2,155,433	2,058,236	(4)%	1%
	12,149,505	11,896,755	12,129,996	2%	-%

Average revenue per grant paid:	ZAR	ZAR	ZAR
KwaZulu-Natal	27.64	22.11	23.89	25%	16%
Limpopo	18.09	17.39	18.15	4%	-%
North West	24.31	21.43	25.68	13%	(5)%
Northern Cape	23.60	18.37	24.03	28%	(2)%
Eastern Cape	16.49	16.11	16.52	2%	-%

UEPS merchant acquiring system:
Terminals installed at period end	4,182	4,304	4,170	(3)%	-%
Number of participating retail
locations at period end	2,385	2,532	2,382	(6)%	-%
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	2,550,082	1,757,836	2,486,912	45%	3%
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	2,496,496	1,870,595	2,288,288	33%	9%
Average number of grants processed
per terminal during the quarter	1,050	799	1,061	31%	(1)%
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	1,036	851	983	22%	5%

EasyPay transaction fees:
Number of transactions processed	155,697,664	135,283,353	135,240,966	15%	15%
Average fee per transaction (in ZAR)	0.21	0.21	0.22	-%	(5)%

Three months ended December 31, 2008 and 2007 and September 30, 2008 (continued)

				Change
				Q2 ‘09	Q2 ‘09
				vs	vs
	Q2 ‘09	Q2 ‘08	Q1 ‘09	Q2 ‘08	Q1 ‘09
Smart card accounts:
Total number of smart card accounts	4,061,100	3,976,684	4,039,359	2%	1%

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	100	2,000	2,300	(95)%	(96)%
Ghana – in terms of contract	3,400	5,600	3,900	(39)%	(13)%

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	2,368	5,336	2,595	(56)%	(9)%
Allowance for doubtful finance loans
receivable	(1,020)	(3,153)	(1,086)	(68)%	(6)%
Finance loans receivable – net	1,348	2,183	1,509	(38)%	(11)%

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,765	4,086	2,605	(3)%	6%

Earnings (Loss) from equity-accounted
investments: (USD ’000)
Beginning of period	(2,699)	(2,112)	(2,611)
Equity-accounted earnings (loss)	(226)	(236)	(310)
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	(9)	(6)	6
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	5	(31)	(35)
Equity-accounted (loss) – VTU
Colombia	(198)	(168)	(246)
Equity-accounted (loss) – VinaPay.	(24)	(31)	(35)
Foreign currency adjustment	311	(4)	222
End of period	(2,614)	(2,352)	(2,699)

(1) – includes the elimination of unrealized net income

Key metrics and statistics at and for the six months ended December 31, 2008 and 2007:

Six months ended December 31, 2008 and 2007

	Six months ended				Year ended
	Dec 31,		Change		June 30,
				Constant
	2008	2007		Exchange	2008
	USD	USD	Actual	Rate (1)	USD
Key statement of operations data, in
’000, except EPS
Revenue	$129,323	$128,759	-%	27%	$254,056
Operating income	50,083	54,132	(7)%	17%	110,386
Income tax expense	26,901	22,660	19%	50%	39,192
Net income	$54,006	$38,246	41%	79%	$86,695

Earnings per share,
Basic (cents)	95	67	42%	80%	152
Diluted (cents)	94	66	42%	80%	150

Fundamental earnings per share,
Basic (cents)	75	73	3%	30%	155

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$73,164	$78,155	(6)%	19%	$153,444
Smart card accounts	15,281	18,773	(19)%	3%	35,914
Financial services	3,214	4,318	(26)%	(6)%	8,251
Hardware, software and related
technology sales	37,664	27,513	37%	73%	56,447
Total consolidated revenue	$129,323	$128,759	-%	27%	$254,056

Consolidated operating income (loss):
Transaction-based activities	$39,291	$41,970	(6)%	19%	$84,229
Smart card accounts	6,945	8,532	(19)%	3%	16,325
Financial services	(1,243)	904	(238)%	(274)%	1,935
Hardware, software and related
technology sales	9,627	4,205	129%	190%	11,708
Corporate/ Eliminations	(4,537)	(1,479)	207%	289%	(3,811)
Total operating income	$50,083	$54,132	(7)%	17%	$110,386

Operating income margin (%)
Transaction-based activities	54%	54%			55%
Smart card accounts	45%	45%			45%
Financial services	(39)% )%	21%			23%
Hardware, software and related
technology sales	26%	15%			21%
Overall operating margin	39%	42%			43%

	Dec 31,	June 30,
	2008	2008
Key balance sheet data, in ’000
Cash and cash equivalents	$124,656	$272,475	(54)%
Total current assets	222,062	345,734	(36)%
Total assets	417,731	454,071	(8)%
Total current liabilities	65,262	76,503	(15)%
Total shareholders’ equity	$311,946	$340,328	(8)%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first half of fiscal 2009 also prevailed during the first half of fiscal 2008.

Six months ended December 31, 2008 and 2007 (continued)

	Six months ended			Year ended
	Dec 31,		Change	June 30,
	2008	2007		2008

Additional information:
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	10,507,977	10,103,529	4%	20,337,526
Limpopo	5,925,685	5,883,827	1%	11,791,095
North West	2,706,712	2,449,413	11%	4,984,479
Northern Cape	1,002,289	994,977	1%	1,986,525
Eastern Cape	4,136,838	4,293,408	4%	8,491,929
	24,279,501	23,725,154	2%	47,591,554

Average revenue per grant paid:	ZAR	ZAR		ZAR
KwaZulu-Natal	25.77	21.57	19%	22.19
Limpopo	18.12	17.08	6%	17.76
North West	25.01	21.26	18%	21.79
Northern Cape	23.81	18.72	27%	20.44
Eastern Cape	16.50	15.57	6%	16.05

UEPS merchant acquiring system:
Terminals installed at period end	4,182	4,304	(3)%	4,394
Number of participating retail
locations at period end	2,385	2,532	(6)%	2,454
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	2,550,082	1,757,836	45%	2,243,592
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	2,496,496	1,870,595	33%	2,178,596
Average number of grants processed
per terminal during the quarter	1,050	799	31%	965
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	1,036	851	22%	936

EasyPay transaction fees:
Number of transactions processed	290,938,630	254,316,252	14%	516,849,006
Average fee per transaction (in ZAR)	0.21	0.21	-	0.21

Six months ended December 31, 2008 and 2007 (continued)

	Six months ended			Year ended
	Dec 31,		Change	June 30,
	2008	2007		2008
Smart card accounts:
Total number of smart card accounts	4,061,100	3,976,684	2%	4,022,193

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	2,500	2,000	25%	3,244
Ghanaian National Switch and Smart
Card Payment System Contract	7,300	6,500	12%	15,800

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	2,368	5,336	(56)%	2,864
Allowance for doubtful finance loans
receivable	(1,020)	(3,153)	(68)%	(1,007)
Finance loans receivable – net	1,348	2,183	(38)%	1,857

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,765	4,086	(32)%	2,444

Earnings (Loss) from equity accounted
investments: (USD ’000)
Beginning of period	(2,611)	(1,774)		(1,774)
Equity-accounted earnings (loss)	(536)	(520)		(1,036)
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	(3)	(12)		15
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	(30)	(123)		(97)
Equity-accounted (loss) – VTU
Colombia	(444)	(327)		(792)
Equity-accounted (loss) – VinaPay.	(59)	(58)		(162)
Foreign currency adjustment	533	(58)		199
End of period	(2,614)	(2,352)		(2,611)

(1) – Includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc.
Attachment B

Reconciliation of GAAP results to fundamental results:

Three months ended December 31, 2008 and 2007

	Net Income		EPS, basic		Net Income		EPS, basic
	(USD ’000)		(USD cents)		(ZAR ’000)		(ZAR cents)
	2008	2007	2008	2007	2008	2007	2008	2007

GAAP	27,762	20,318	49	36	272,875	137,686	483	241

Amortization of intangible
assets(1)	2,276	936			22,371	6,344
Customer relationships	2,412	388			23,713	2,630
Software and unpatented
technology	676	980			6,642	6,642
Trademarks	69	100			679	679
Deferred tax benefit	(881)	(532)			(8,663)	(3,607)
Stock-based charge(2)	1,346	911			13,230	6,173
JSE listing costs	84	-			826	-
Facility fee	352	-			3,460	-
Foreign exchange gain related
to a short-term investment, net
of tax of $4,654	(13,470)	-			(132,397)	-
Impairment of Goodwill	1,836	-			18,046	-

Fundamental	20,186	22,165	36	39	198,411	150,203	351	263

(1)	Amortization of Prism, EasyPay and BGS intangibles, net of deferred tax benefit.
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.

Six months ended December 31, 2008 and 2007

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2008	2007	2008	2007	2008	2007	2008	2007

GAAP	54,006	38,246	95	67	475,302	265,603	835	465

Amortization of intangible
assets(1)	3,749	1,828			32,995	12,689
Customer relationships	3,609	758			31,759	5,260
Software and unpatented
technology	1,509	1,913			13,284	13,285
Trademarks	154	196			1,358	1,358
Deferred tax benefit	(1,523)	(1,039)			(13,406)	(7,214)
Stock-based charge(2)	2,551	1,752			22,451	12,167
Tax rate change	(3,456)	-			(26,524)	-
JSE listing costs	495	-			4,356	-
Facility fee	1,100	-			9,681	-
Foreign exchange gain related
to a short-term investment, net
of tax of $6,028	(17,447)	-			(153,549)	-
Impairment of goodwill	1,836	-			16,158	-

Fundamental	42,834	41,826	75	73	380,870	290,459	669	509

(1)	Amortization of Prism, EasyPay and BGS intangibles, net of deferred tax benefit.
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.

Net 1 UEPS Technologies, Inc.
Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended December 31, 2008 and 2007

	2008	2007
Net income (USD’000)	27,762	20,318
Adjustments:
Impairment of goodwill	1,836	-
Profit on sale of property, plant and equipment (USD’000)	(1)	(76)
Tax effects on above (USD’000)	-	28

Net income used to calculate headline earnings (USD’000)	29,597	20,270

Weighted average number of shares used to calculate net income per share
basic earnings and headline earnings per share basic earnings (‘000)	56,470	57,137

Weighted average number of shares used to calculate net income per share
diluted earnings and headline earnings per share diluted earnings (‘000)	56,594	57,731

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	52	35
Diluted earnings – common stock and linked units, in US cents	52	35

Six months ended December 31, 2008 and 2007

	2008	2007
Net income (USD’000)	54,006	38,246
Adjustments:
Impairment of goodwill	1,836	-
Profit on sale of property, plant and equipment (USD’000)	-	(86)
Tax effects on above (USD’000)	-	32

Net income used to calculate headline earnings (USD’000)	55,842	38,192

Weighted average number of shares used to calculate net income per share
basic earnings and headline earnings per share basic earnings (‘000)	56,952	57,123

Weighted average number of shares used to calculate net income per share
diluted earnings and headline earnings per share diluted earnings (‘000)	57,180	57,592

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	98	67
Diluted earnings – common stock and linked units, in US cents	98	66

Net 1 UEPS Technologies, Inc.
Attachment D

FREQUENTLY ASKED QUESTIONS

1. How does the cancellation of the SASSA tender influence the current contracts?

     On November 3, 2008, we received the final decision in respect of the Payment Service Tender from the CEO of the South African Social Security Agency (“SASSA”), advising us that the CEO has decided to: (i) make no award of tenders submitted in response to SASSA Tender 19/06/BS and to terminate the procurement process; and (ii) defer a decision about commencing a fresh tender process for the provision of a social assistance grants payment service. The CEO cited a number of defects in the original request for proposals published by SASSA and in the bid evaluation process.

     Our current contracts expire on March 31, 2009. We believe that SASSA’s statement to defer a decision about commencing a fresh tender process will necessitate a further extension of our current contracts. We are currently in discussions with SASSA to determine the extent, terms and conditions of any potential contract extensions. Until the exact terms and conditions of these potential contract extensions are formalized, we can not quantify the financial or business impact of any variations to our current contractual terms.

2. How does the cancellation of the tender influence your strategic planning?

     As discussed above, SASSA may decide to extend our current contracts on a short-term renewal basis. We have the capacity to operate this business without compromising our high service levels regardless of the period, or frequency, of any extension periods granted. Our medium- and long-term strategic goals are not dependent on our social welfare payments business. Our strategic planning is focused on the globalization of our technology by following a disciplined approach to new markets, through careful evaluation of new opportunities. Where we believe it makes sense, we will use partnerships or make acquisitions to accelerate our entry into new markets.

     Our technology is unique and unlike any other payment system, resulting in sales cycles that are unpredictable and often stretch over a period of years. It is therefore particularly difficult to provide clear short term visibility on our international prospects and the specific product, application or business model that will ultimately be implemented in a specific country or territory as a myriad of factors need to be considered, such as the corporate and regulatory environment, central bank requirements, tax regimes, compilation of business plans, etc. We have dedicated sales and marketing teams who focus on our specific target regions of Africa, the Middle East and Central and Eastern Europe and we plan to introduce dedicated teams for South America and Asia – Pacific Rim in the near future. We have expanded our strategic planning to include the BGS’ activities and prospects, with particular emphasis on significantly expanding the application of our technology in the Russian Federation and the CIS Republics with our current partners as well as other interested organizations. We recently completed a comprehensive training program of the BGS business development team to ensure that their activities are aligned with the Net1 group strategy.

3. What was the rationale for acquiring BGS?

     BGS is an Austrian company whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities. BGS has provided systems to customers in Russia, Ukraine, Uzbekistan, India and Oman. BGS’ system, Dual Universal Electronic Transactions (“DUET”), was developed by BGS as a derivative of the first version of our UEPS technology that we licensed to BGS in 1993. BGS’ largest customer is Sberbank, the largest financial institution in Russia, which owns the remaining 19.9% of BGS.

     BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent States and the Middle East. BGS employs more than 100 people worldwide, including 75 staff members in the research and development and the technical division. BGS’ approach is to offer its customers an adaptive and flexible turnkey solution which encompasses modular smart card and back-office solutions, hardware, consulting services, product customization and integration, installation, system implementation and technical support and training.

     We believe that the acquisition of BGS offers numerous potential strategic benefits, including the following:

  Increasing Net1’s revenues from providing its financial services and value-added products to a new cardholder base. BGS has historically employed a business model which focused on selling its product offering into various countries. In contrast, Net1’s service-based business model focuses on generating continuing revenues from its cardholder base through transaction-based fees, financial services and value-added products. We believe that the geographical footprint of BGS is now large enough to allow us to overlay our service-based model onto the various DUET systems operating in Russia and other countries, thereby creating new revenue streams for BGS and system operators.

  Enhancing Net1’s product offering by leveraging technology platforms and IT development resources. We believe that our technological leadership in fields such as biometric identification and in the integration of its UEPS technology with GSM will allow us to create new business opportunities for BGS such as national identification, voting and welfare distribution systems and cell phone-based payment solutions. Further, the addition of BGS’ skilled human resources in the information technology area should greatly assist us in the ongoing development of our technologies and maintenance of our existing systems.

  Increasing the depth of the management team with the addition of experienced executives. Leonid Delberg and Richard Schweger have led BGS since 1997 and have over 25 years of combined experience in the smart card industry. Messrs. Delberg and Schweger will continue as senior executives of BGS and oversee its expansion and integration with Net1. We believe that the expertise and experience of BGS’ senior management will greatly assist us in our global expansion initiatives.

  Accelerating the rollout of UEPS in Russia and other new territories. There is little geographical overlap in our and BGS’ operations and thus, the acquisition offers us the opportunity to establish relationships in countries where we believe there are exciting opportunities for the implementation of our technology but where we have minimal current relationships. We believe that having a local partner is important to the success of international implementation of our systems. We further believe that Sberbank, through its leading market position in Russia, can offer Net1 its extensive business network to implement our complete suite of products there and will be motivated to do so by virtue of its continued participation as a shareholder in BGS.

4. How was the acquisition of BGS financed?

     We obtained a $110 million six-month bank loan facility to fund the cash portion of the purchase price for the BGS acquisition. We were entitled to settle the full facility at any time during the six-month period without incurring a prepayment penalty. During the six months ended December 31, 2008, we utilized approximately $105 million of this facility to pay the cash portion of the purchase price, the $1.1 million facility fee and transaction-related costs. The interest rate charged on this facility was LIBOR plus 2.50% .

     We paid the lender an upfront facility fee of $1.1 million and we have amortized the facility fee over the period that the loan was outstanding. Included in interest income, net for the six months ended December 30, 2008, is $1.1 million related to the facility.

     On October 16, 2008, the Company used internally generated funds to repay the loan in full and all collateral security arrangements were terminated. Our secondary listing on the JSE provided us with the ability to utilize a substantial portion of our South African cash reserves to settle the loan.

5. What does the foreign exchange gain of $26.7 million relate to?

The Company entered into an asset swap arrangement (in the form of a $110 million 32-day call account instrument) in order to facilitate the short-term loan facility required for the BGS acquisition, however this asset swap arrangement was not linked to the loan facility and did not require redemption on the same date as the repayment of the loan facility. The Company earned interest at a rate of one month LIBOR plus 0.25% on this instrument. The Company gave a call notice to the obligor on September 10, 2008, and the capital of $110 million (or ZAR 1,100.7 million) and interest on this instrument was repaid on October 16, 2008. The Company has realized a foreign exchange gain of approximately $20.6 million and $26.7 million for the three and six months ended December 31, 2008.

6. Why did Net1 obtain a secondary listing on the JSE?

     The main purposes for our listing on the JSE were to:

  enhance South African investors’ awareness of us, thereby enlarging our potential investor base and increasing trade in our shares;
  provide ourselves with an additional source from which capital to facilitate growth can be obtained;
  optimize and simplify our capital structure by eliminating the linked units;
  enable us to externalize our South African reserves when required;
  externalize our South African reserves without incurring significant leakage;
  facilitate direct investment in our common stock by South African residents and the investors utilizing the trading platform operated by the JSE; and
  create additional liquidity for current South African investors.

     As a result of our listing on the JSE our shareholders are now able to trade their shares of common stock on the Nasdaq Global Select Market, or Nasdaq, and the JSE. During the first half of fiscal 2009, we incurred expenses of approximately $0.5 million related to our inward listing on the JSE.

7. Has the volatility in the global equity and credit markets affected your business prospects?

     No. We have sufficient cash reserves and financing arrangements to continue our current business activities. We do not share the prevailing negative global sentiment towards emerging markets as our technology is focused on these territories and remains in demand, especially when the weaknesses of traditional banking systems have become patently clear. Significant weakness in our share price caused by the prevailing market conditions could, however, have an impact on our ability to pursue certain acquisitions that may accelerate our global expansion.

8. How do you forecast growth in the beneficiary numbers in your social welfare payment business?

     There are no official beneficiary growth forecasts. We forecast beneficiary numbers using the budgeted expenditure on social welfare grants provided in the South African government’s budget, taking into account that the amount budgeted for is a function of beneficiary numbers, as well as the average amount paid to each beneficiary class. Based on past experience and an analysis of the information at hand, we anticipate beneficiary growth of 3% to 6% per annum. The growth in beneficiary numbers is fairly “lumpy” and is influenced by factors such as the government’s marketing and registration programs and the time taken by SASSA to process new grant applications.

9. What is the status of the wage payment system implementation with Grindrod Bank?

     We officially launched the wage payment system in the KwaZulu-Natal province on May 12, 2008 and we have successfully implemented several systems with smaller employers in the area, mainly in the agricultural sector. During the first quarter of fiscal 2009, we entered into an agreement with our first major corporate customer to utilize the wage payment system. Our customer is the largest provider of security and guarding services in South Africa and employs approximately 20,000 people. We commenced with the registration process during the second quarter of fiscal 2009 and we expect to complete the enrollment of all employees by the end of the third quarter of fiscal 2009.

10. What is the size of the market opportunity for the wage payment system and how successful will Net1 and Grindrod Bank be in penetrating this market?

     The target markets for the wage payment system are the un-banked and under-banked wage earners in South Africa, estimated at five million people. These wage earners are typically paid in cash on a weekly, bi-weekly or monthly basis and have all the risks associated with cash payments, but none of the benefits associated with having a formal bank account. Net1 and Grindrod Bank plan to offer these wage earners a UEPS smart card that will allow the card holder to receive payment, transact and access other financial services in a secure, cost-effective way.

     We market the wage payment system to medium and large employers and to trade unions. The value proposition presented to employers focuses on the following key features:

  Safety – Security risks associated with cash transportation and short-payment disputes are eliminated;

  Cost-effectiveness – Our wage payment solution is significantly cheaper than the current cost to employers of preparing and distributing cash pay packets;

  Improved productivity – Our solution obviates the need to set aside valuable production time to physically pay employees; and

  Convenience – With our system, wages can be distributed off-line at any time, and financial products, such as cash advances, can be offered to the employee without placing any administrative burden on the employer.

     Our value proposition to unions and employees has the following key elements:

  Safety – The personal safety risk of carrying cash is eliminated;

  Security – Our smart cards can only be used in conjunction with biometric verification and are completely loss tolerant – no money is lost if the card is lost or stolen;

  Convenience – Our cards can be used at any participating retailer or service provider at any time. Card holders can obtain cash from any participating retailer, eliminating the need to search for an available ATM;

  Cost effectiveness – Our solution is significantly cheaper than any other bank product, as we recover our fees mainly from employers, merchants and service providers; and

  Access to credible and affordable facilities, such as money transfers, loans, interest paying savings, life insurance and third party payments.

11. Can you provide an update on the Ghana contract?

     During the first half of fiscal 2009 we continued with the delivery of hardware including POS devices and the remaining smart cards under our contract with the Bank of Ghana. In addition, we commenced delivery of smart cards and ATMs under additional purchase orders we received. During the first half of fiscal 2009 we delivered hardware, including smart cards and terminals, to the Bank of Ghana and recognized revenue of approximately $7.3 million (ZAR 63.4 million).

12. What is the status of the UEPS deployment in Iraq?

     The first UEPS transaction was performed in August 2008, in Baghdad, Iraq, during the official launch of the UEPS smart card technology with the two state banks that are part of the consortium to which we are providing a customized UEPS banking and payment system. Our first project in Iraq is a pilot involving 100,000 beneficiaries. The pilot calls for implementation of our UEPS technology across selected bank branches and will enable the distribution and payment of government grants to war victims and martyrdom beneficiaries, as well as salary and wage distribution and payment to employees of the two banks. Approximately 40,000 beneficiaries have been registered and issued with UEPS cards to date.

     In December 2008 we received an order for an additional 800,000 smart cards to be issued to war victim beneficiaries and pension payment recipients. This additional order follows the recent order of 200,000 smart cards received during October 2008. The total cards ordered from Net1 to date amount to 1.1 million. Delivery of the 1 million cards will be 200,000 per month between December 2008 and May 2009. Completion of cardholder registration is anticipated for June 2009.

     We expect to generate revenues in the third quarter of fiscal 2009 from the additional sale of smart cards and license fees during the first quarter of fiscal 2010.

13. What is VTU and how does the revenue model work?

     VTU, or Virtual Top Up, facilitates mobile phone-based pre-paid airtime vending. The VTU technology enables prepaid cell users to purchase additional airtime simply, securely and conveniently through the distribution of airtime value from a vendor’s cellular handset to that of the customer, as opposed to through the use of a voucher. We derive revenue from the sale of VTU licenses to mobile operators and we have recently established VTU businesses in Colombia and Vietnam, where we are minority shareholders in companies that provide a VTU service to prepaid cell phone users. These businesses generate revenue by charging a percentage of the value of the airtime distributed through VTU.

14. What are your new patents for mobile payments all about?

     Our latest patents incorporate our UEPS and SIM card expertise into a system that will seamlessly bridge mobile phones to existing payment infrastructures such as ATMs, POS devices, the Internet and voice channels. The application of these patents will allow any mobile phone user to effect payments that are generally referred to as “card not present” payments completely securely, through the utilization of a once off, disposable, virtual credit or debit card. We are in the process of establishing an office in Dallas, Texas that will focus on the marketing of this technology.

15. What is the “pre-funded social welfare grant receivable” line item on the balance sheet?

     We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing ourselves to these provinces’ credit risk. These obligations result in a peak funding requirement, on a monthly basis, of approximately $35.9 million (ZAR 340 million) for each of the KwaZulu-Natal and Eastern Cape contracts. The funding requirements are at peak levels for the first three weeks of every month during the year. In addition, when grants are paid at merchant locations before the start of the payment service at pay points we are required to prefund these payments to the merchants distributing the grants on our behalf. We typically reimburse these merchants within 48 hours after they distribute the grants to the social welfare beneficiaries, however, the provincial governments reimburse the amount due to us within two weeks after the distribution date. This practice results in a significant net cash outflow at the end of a month, and a quarter as the payment service generally commences in the last few days of the month preceding new payment cycle month (for instance, for the last two years, the January payment service commenced in the last week of December at merchant locations and in January at pay points).

     The pre-funded social welfare grant receivable line also includes funding provided to certain merchants participating in our merchant acquiring system. This funding is provided in order to provide liquidity during the peak payment periods of the month (usually the first week of the pay cycle) because the payment of social welfare grants on our behalf places a burden on the merchant’s cash resources. In cases where the merchant is not provided pre-funding during the payment cycle it is reimbursed within 48 hours of the payment of the social welfare grant on our behalf. The amount paid as social welfare grants by the merchants on our behalf are available almost immediately from the provincial governments in the Limpopo, North West and Northern Cape provinces and within two weeks from the KwaZulu-Natal and Eastern Cape provincial governments because we pre-fund these two provinces.

     The actual quantum of Net1’s cash reserves should be evaluated by regarding this highly liquid, very short-term receivable as a near-cash equivalent.

16. How are you growing the management team?

     During the last year, we made significant progress in strengthening the Net1 management team. Also, our recent acquisition of BGS provides us with two executives with long experience in the smart card industry and additional IT professionals to strengthen the Net1 research and development environment.

     We have appointed three senior managers to assist Brenda Stewart, our senior vice-president of marketing and sales with project management, marketing and implementation activities on a global basis. We have also appointed a senior manager to oversee the established activities of our international and SmartSwitch operations and we have created an investment forum to consider all aspects of prospective investments in new territories.

     Our finance, administration, human resources, compliance and treasury functions are growing continuously to provide a high level of support to the group.

     We are actively seeking a new vice president—investor relations to address shareholder queries and improve our investor relations function.

     Finally, we have restructured and strengthened our operations teams to ensure ongoing effective management of our South African social welfare and wage payment activities.

     We are committed to growing the Net1 management team to ensure that we are able to capitalize on the myriad of opportunities we are presented with on an ongoing basis.

17. You are highly cash generative and show a strong cash balance on your balance sheet, why do you not return some of this money to shareholders?

     We have not paid any dividends on our shares of common stock during our last two fiscal years and presently intend to retain future earnings to finance the expansion of the business. We do not anticipate paying any cash dividends in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Our Board has authorized a $50 million share repurchase program. During the second quarter of fiscal 2009, we used approximately $24.7 million of this authorization. Whether or not we use the remaining authorization will depend on prevailing market conditions and other factors.

18. What effect will the proposed abolishment of Secondary Taxation on Companies in South Africa have on Net1?

     On February 21, 2007, the South African Minister of Finance announced in his National Budget speech that the National Government intends to phase out Secondary Taxation on Companies, or STC, and introduce a dividend tax at a shareholder level. Currently, South African companies are required to pay STC at a rate of 10.00% on dividends distributed, subject to certain exemptions. If a dividend tax is introduced South African companies will no longer be liable to pay STC and the shareholder will be liable to pay the dividend tax. Treaty relief would be available for foreign shareholders.

     The reform is being implemented in two phases. The first phase entailed a reduction of the STC rate, effective October 1, 2007, to 10.00% and the second phase, now expected in calendar 2010 will result in a total conversion to a dividend tax. It is likely that South African companies will be required to withhold the dividend tax on all dividends paid.

     We can not reasonably determine whether the second phase will be enacted as proposed and we will comply with that new tax legislation once it has been enacted. If the announcements made by the South African Minister of Finance in his National Budget speeches regarding the second phase are enacted, under current enacted tax legislation, we expect the proposed replacement of STC with a dividend tax to reduce our current fully distributed rate of 34.55% to 28%. Under US GAAP, we apply the fully distributed tax rate of 34.55% to our deferred taxation assets and liabilities. We have not yet determined whether we would qualify for the treaty relief available to foreign shareholders.

19. What effect did the change in the South African tax rate from 29% to 28% have on your first half of fiscal 2009 results?

     The change in tax rate was promulgated on July 22, 2008. Our fully distributed tax rate was reduced to 34.55% from 35.45% during the first half of fiscal 2009 and has resulted in an income tax benefit included in our income tax expense line of $3.5 million.